Exhibit 10.2

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

1)	All director annual retainer and meeting fees will be paid in the form of Restricted Stock Units (“RSU”);

2)	The vesting schedule for the RSUs will be as follows:

A.	First Tranche (one-third of the RSU) - earlier of (a) the third anniversary of the grant date and (b) the date a Director ceases to be a Director of the Company;

B.	Second Tranche (remaining two-thirds of the RSU) - the date the Director ceases to be a Director of the Company;

3)	Directors have the option to defer the First Tranche pursuant to the terms of the Plan and the Company may elect to make payment in the form of Company Common Stock or cash; and

4)	The schedule of fees is as follows:

A. Director Annual Retainer	- $	180,000
B. Chairman BOD	- $	120,000
C. Chairman of Audit	- $	35,000
D. Chairs of Committees	- $	20,000
E. Audit Committee Member	- $	20,000